EXHIBIT 99.2

Investor Relations Contact:

Maria Quillard

Xilinx, Inc.

(408) 879-4988

ir@xilinx.com

XILINX INCREASES QUARTERLY CASH DIVIDEND

AND SHARE REPURCHASE AUTHORIZATION

SAN JOSE, CA, FEBRUARY 26, 2007 — Xilinx, Inc. (Nasdaq: XLNX) today announced that its Board of Directors has increased the quarterly cash dividend to $0.12 from $0.09 per common share. Stockholders of record on May 9, 2007 will receive $0.12 per common share, payable on May 30, 2007. Xilinx initiated quarterly cash dividend payments in the first quarter of fiscal 2005 and has increased the cash dividend by 140% from the initial dividend level.

“Xilinx business has consistently generated healthy free cash flow. Our Board of Directors and our management team remain committed to returning value to our stockholders and continue to recognize dividends as a key element of this strategy,” stated Wim Roelandts, chairman and chief executive officer.

Xilinx today also announced that its Board of Directors has approved the authorization, effective immediately, to repurchase up to $1.5 billion of its common stock. This amount is in addition to the approximately $175 million remaining from Xilinx’s previous share repurchase program.

Under this authorization, Xilinx intends to repurchase its common stock through an accelerated share repurchase program and/or from institutional investors in negotiated transactions, as well as in the open market pursuant to Xilinx’s existing share repurchase program. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions.

This release contains forward-looking statements that are subject to risks and uncertainties. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including the continued profitability and ability to generate cash at a rate necessary to continue paying cash dividends or repurchasing stock and other risk factors listed in our most recent Form 10-K.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.